Exhibit T3A.24

STATE OF LOUISIANA

PARISH OF ORLEANS

ARTICLES OF ORGANIZATION

OF

TIDEWATER SUBSEA, L.L.C.

BE IT KNOWN, that on this 2nd day of October 2013,

BEFORE ME, the undersigned Notary Public, duly commissioned and qualified, in and for the State and Parish aforesaid, personally came and appeared D. Clayton Cambre, of the full age of majority, who declared to me, in the presence of the undersigned competent witnesses, that availing himself of the benefits and provisions of the Louisiana Limited Liability Company Law, La. R.S. 12:1301 et seq., he does hereby organize a limited liability company pursuant to that law, under and in accordance with the following articles of organization.

ARTICLE I

NAME

The name of this limited liability company (the “Company”) is Tidewater Subsea, L.L.C.

ARTICLE II

PURPOSE

The purpose of this limited liability company is to engage in any lawful activity for which limited liability companies may be formed under the Louisiana Limited Liability Company Law, La. R.S. 12:1301 et seq.

ARTICLE III

AUTHORITY TO BIND COMPANY

The limitations on the authority of members to bind the Company are contained in a written operating agreement.

ARTICLE IV

MANAGEMENT BY MANAGERS

The Company shall be managed by managers who will be elected by the members, as provided in the Company’s operating agreement. The vote, consent or approval of the members shall not be required for: (a) the incurrence of any indebtedness by the Company (whether or not in the ordinary course of business); (b) the sale, exchange, lease or other transfer of assets, including immovable and other real property, (whether or not involving all or substantially all of the assets of the Company); (c) any mortgage, pledge or other security transaction, all of which may be authorized by the manages; or (d) the merger or consolidation of the Company.

Any restrictions on the authority of managers are contained in a written operating agreement.

ARTICLE V

RELIANCE ON CERTIFICATE

Persons dealing with the Company may rely upon a certificate of any manager of the Company to establish the membership of any member, the authenticity of any records of the Company or the authority of any person to act on behalf of the Company, including, but not limited to, the authority to take the actions referred to in La. R.S. 12:1318(B).

ARTICLE VI

TERM

This limited liability company shall have a perpetual existence.

THUS DONE AND PASSED, on the day and date first above written, in my presence and in the presence of the undersigned competent witnesses who hereunto sign their names with the said Appearer and me, Notary, after reading of the whole.

WITNESSES:

/s/ Mary H. Walgamotte	/s/ D. Clayton Cambre
Printed Name: Mary H. Walgamotte	D. Clayton Cambre

/s/ Nona G. Aulet
Printed Name: Nona G. Aulet

NOTARY PUBLIC

/s/ Mary-Elizabeth Torrens

Mary-Elizabeth Torrens

Notary Public, La. Bar Roll No. 20618

Duly Commissioned in Jefferson Parish, La.

Qualified for the State of La. at Large

My Commission is Issued for Life

ACKNOWLEDGMENT

STATE OF LOUISIANA

PARISH OF ORLEANS

BEFORE ME, the undersigned authority, personally came and appeared D. Clayton Cambre, who being duly sworn, acknowledged in my presence and in the presence of the undersigned witnesses that he executed the foregoing Initial Report of Tidewater Subsea, L.L.C., as his free act and deed.

IN WITNESS WHEREOF, the said Appearer has executed this acknowledgment in my presence and in the presence of the undersigned competent witnesses on this 2nd day of October 2013.

WITNESSES:

/s/ Mary H. Walgamotte	/s/ D. Clayton Cambre
Printed Name: Mary H. Walgamotte	D. Clayton Cambre

/s/ Sonia Vicknair
Printed Name: Sonia Vicknair

NOTARY PUBLIC

/s/ Mary-Elizabeth Torrens

Mary-Elizabeth Torrens

Notary Public, La. Bar Roll No. 20618

Duly Commissioned in Jefferson Parish, La.

Qualified for the State of La. at Large

My Commission is Issued for Life